UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2019

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Texas	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8222
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	AHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2019, The Dallas Morning News, Inc. (“TDMN”), a wholly-owned subsidiary of A. H. Belo Corporation (the “Company”), entered into and consummated a Purchase and Sale Agreement (the “Agreement”) with Charter DMN Holdings, LP (“Purchaser”) relating to the property located at 508 Young Street, Dallas, Texas (the “Property”).  This property has been actively marketed since February 2018 by the Dallas office of Jones Lang LaSalle, an international commercial real estate firm, and a local real estate consultant.    Pursuant to the Agreement, TDMN sold to Purchaser the Property, together with any and all improvements, appurtenances, rights, privileges and easements benefiting, belonging or pertaining thereto and all of TDMN’s right, title, and interest in and to certain leases, licenses, easements and agreements relating thereto for a purchase price of $28 million, comprised of $5.6 million in cash paid at the closing and a Promissory Note (the “Note”) in the original principal amount of $22.4 million with interest payable quarterly commencing on July 1, 2019 with a final quarterly installment of all principal and accrued interest due and payable on June 30, 2021 secured by a first priority lien on the Property.  If Purchaser (or any individual or entity directly or indirectly controlling, controlled by or under common control with Purchaser) executes a single lease of 200,000 or more square feet for commercial office space on any portion of the Property on or before May 17, 2020, then Purchaser is obligated to pay TDMN a $1 million development premium on the date the lease is executed, which premium will be paid through an increase in the outstanding principal amount of the Note by the amount of such premium.  The unpaid principal balance of the Note bears interest at the rate of 3.5% per year from the date of the Note through June 30, 2020 and 4.5% per year from July 1, 2020 through the maturity of the Note.

While no related person has any direct or indirect material interest in this transaction that would require disclosure under Item 404(a) of Regulation S-K, the board was aware of, and considered, certain other relationships between Tyree B. (Ty) Miller, an independent director of the Company, and Ray W. Washburne, who is both the president of Purchaser and the sole member and manager of its general partner. Mr. Miller fully recused himself from the board’s discussions, consideration and approval of the transaction. These relationships include Mr. Miller’s service as sole trustee of a trust for the benefit of members of Mr. Washburne’s immediate family. In addition, trusts for members of Mr. Washburne’s immediate family own 50% of the limited partnership interests in a real estate fund management company and in a registered investment adviser for which Mr. Miller is co-founder and principal. Mr. Miller and Mr. Washburne, or entities controlled by them, are co-investors as limited partners in various real estate investments unrelated to this transaction, including through funds managed and advised by the entities noted above.

The foregoing summary of the Agreement and the Note is not complete and is qualified in its entirety by reference to the Agreement and the Note, which are filed herewith as Exhibit 10.1 and incorporated by reference. A copy of the announcement press release is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1Purchase and Sale Agreement effective as of May 17, 2019, by and between The Dallas Morning News, Inc. and Charter DMN Holdings, LP, together with related Promissory Note dated May 17, 2019 in the original principal amount of $22.4 million made by Charter DMN Holdings, LP payable to The Dallas Morning News, Inc.

99.1Press Release issued by A. H. Belo Corporation on May 17, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 17, 2019	A. H. BELO CORPORATION

	By:	/s/ Christine E. Larkin
Christine E. Larkin
Senior Vice President/General Counsel & Secretary

EXHIBIT INDEX

Exhibit No. 10.1   Purchase and Sale Agreement effective as of May 17, 2019, by and between The Dallas Morning News, Inc. and Charter DMN Holdings, LP, together with related Promissory Note dated May 17, 2019 in the original principal amount of $22.4 million made by Charter DMN Holdings, LP payable to The Dallas Morning News, Inc.

Exhibit No. 99.1   Press Release issued by A. H. Belo Corporation on May 17, 2019